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                                                                 Exhibit 10.1

                           AGREEMENT OF PURCHASE AND SALE

          This Agreement is made and entered into as of this 5th day of March, 1998, by and between CLAREMONT HOTEL L.L.C., a Delaware limited liability company and HARSCH INVESTMENT CORP., an Oregon corporation (Claremont Hotel L.L.C. and Harsch Investment Corp. are hereinafter sometimes collectively referred to as "Seller" and individually as "Claremont" and "HIC", respectively), and KSL RECREATION GROUP, INC., a Delaware corporation ("Buyer").

                                      RECITALS

          A. Seller is the fee owner of certain real property located at 41 Tunnel Road in Oakland, California (the "Real Property", as further defined in Section 1.32 and more particularly described in EXHIBIT A), and is the owner of certain improvements and personal property located on the Real Property consisting of, among other things, a hotel presently known as the Claremont Resort & Spa (the "Hotel", as further defined in Section 1.16).
The Real Property and the Hotel are collectively referred to herein as the "Property" (which is inclusive of the "HIC Property", as defined below).

          B. Buyer desires to purchase the Property from Seller and Seller is willing to sell the Property to Buyer upon and subject to the terms and conditions of this Agreement.

          C. Buyer and Seller desire to enter into this Agreement for the purpose of providing for the consummation of the acquisition of the Property by Buyer upon the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the respective agreements hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          As used herein, the following terms shall have the following meanings:

          1.1 "AGREEMENT" shall mean this Agreement of Purchase and Sale and all future amendments and modifications hereto.

          1.2 "ASSUMED CONTRACTS" means the Equipment Leases, Leases, Service Contracts and Construction and Other Contracts listed on EXHIBITS B, E, and G (exclusive, however, of any union, labor or collective bargaining agreements and any hotel management or operating agreements).



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          1.3  "AUTHORITIES" shall mean any governmental body or agency having jurisdiction over the Hotel and/or Seller, including, without limitation, the City of Oakland, the County of Alameda and the State of California.

          1.4 "CLAREMONT PROPERTY" shall mean all of the Property other than the HIC Property.

          1.5 "CLOSING" shall mean the consummation of the sale of the Property to Buyer, which Closing shall occur on the Closing Date.

          1.6 "CLOSING DATE" shall mean the date identified in Section 9.2, which shall be the date on which the Deed is recorded in the Official Records of Alameda County, State of California.

          1.7 "CONSTRUCTION AND OTHER CONTRACTS" means all construction contracts and other contracts and agreements including, without limitation, design and decorating contracts, space planning contracts, construction contracts, subcontracts and purchase orders, applications for expenditures, letters of intent, utility contracts and water and sewer service contracts, agreements with consultants, bonds, reservation service listing agreements, parking contracts, advertising contracts, media purchase contracts, sales and promotional agreements and like contracts and agreements relating to the Hotel, together with all supplements, amendments and modifications thereof. The term Construction and Other Contracts shall not include any management or operating agreement for the Hotel (it being understood and agreed that any such management or operating agreement shall be terminated at Closing by Seller at its full cost and expense).

          1.8  "DEED" shall have the meaning set forth in Section 9.3(a)(i).

          1.9  "DEPOSIT" shall have the meaning set forth in Section
2.2(b)(i).

          1.10 "EQUIPMENT LEASES" shall mean all of the equipment leases, oral or written, in effect as of the date hereof with respect to the Hotel, which are described in EXHIBIT B.

          1.11 "FF&E" shall mean all of the furniture, fixtures and equipment owned by Seller and located in the Hotel as of the date hereof, which are described in EXHIBITS C AND C-1, with such additions and deletions as may hereafter occur or may have previously occurred in the ordinary course of business; provided, however, that FF&E shall not include the Operating Equipment and the Operating Supplies. Notwithstanding the foregoing, Seller and Buyer acknowledge and agree that as of the date of this Agreement, the parties have not finalized EXHIBIT C. During the Inspection Period, Buyer shall hire, on behalf of Buyer and Seller, Deloitte & Touche LLP or its designee, reasonably approved by Seller, to inventory the FF&E for the benefit of Seller and Buyer ("FF&E Inventory"). Upon completion of the FF&E Inventory, Seller agrees to reimburse Buyer for fifty percent (50%) of the cost of physical inventory taking of the FF&E Inventory, up to a maximum of Seven Thousand Five Hundred Dollars ($7,500.00). Seller shall prepare and deliver EXHIBIT C-1 to Buyer prior to the expiration of the Inspection Period. Seller and Buyer agree to use good faith efforts to approve the form of EXHIBITS C AND C-1 and to amend this Agreement to attach EXHIBITS C AND C-1 prior to the expiration of the Inspection Period.

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          1.12 "FINANCIAL INFORMATION" shall mean year-end operating statements for the Hotel for the years 1993, 1994, 1995, 1996 and 1997 and monthly year-to-date statements for the current year.

          1.13 "GOVERNMENTAL REGULATIONS" shall mean any laws, ordinances, rules, requirements, resolutions, policy statements and regulations (including, without limitation, those relating to land use, subdivision, zoning, environmental, toxic or hazardous waste, occupational health and safety, water, earthquake hazard, disabled persons and zoning and fire codes) of the Authorities bearing on the construction, alterations, rehabilitation, maintenance, use, operation or sale of the Hotel.

          1.14 "HAZARDOUS MATERIAL" shall mean any radioactive, hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term "Hazardous Material" includes, without limitation, any material or substance which is (i) defined as a "hazardous waste," "extremely hazardous waste" or "restricted hazardous waste" or "hazardous substance" under any state or federal law, (ii) asbestos, (iii) lead, and/or (iv) petroleum.

          1.15 "HIC PROPERTY" shall mean: (i) the portion of the Real Property owned in fee by HIC and described in EXHIBIT A-2; (ii) the Liquor Assets; and (iii) the portion of the Personal Property consisting of all chinaware, glassware, silverware and linen.

          1.16 "HOTEL" shall mean with respect to the Property: (i) all buildings, structures, fixtures, landscaping and other improvements constructed on or affixed to the Property; (ii) the Service Contracts, the Leases, the Equipment Leases and the Intangibles, if and to the extent such Service Contracts, Leases, Equipment Leases, and Intangibles are assignable or the necessary approvals for the assignment thereof to Buyer can be reasonably obtained in accordance with the terms and provisions contained in this Agreement; (iii) the FF&E, the Operating Equipment, the Operating Supplies and the Personal Property; (iv) all accounts receivable (subject to proration and adjustment as provided in Sections 9.4 and 9.5), and all reservation deposits and advance or prepaid payments or deposits relating to the operation of the Hotel and to be credited to Buyer in accordance with
Section 9.4; (v) all books and records relating to the operation of the Hotel, including, without limitation, applicable computer software owned by or licensed to Seller (to the extent assignable or to the extent that the necessary approvals for the assignment thereof to Buyer can be reasonably obtained in accordance with the terms and conditions contained in this Agreement); (vi) all permits, licenses, warranties and guarantees obtained by Seller in connection with the ownership, construction or operation of the Property (to the extent assignable or to the extent that the necessary approvals for the assignment thereof to Buyer can be reasonably obtained in accordance with the terms and conditions contained in this Agreement, but excluding in any event the Liquor Licenses issued to or otherwise held by
HIC); and (vii) to the extent assignable, all Construction and Other
Contracts.

          1.17 "INSPECTION PERIOD" shall mean the period commencing on the date of this Agreement and expiring at 5:00 p.m. (San Francisco time) on April 6, 1998.

          1.18 "INTANGIBLES" shall mean any trademarks, service marks, copyrights, trademark, service mark and copyright registrations, applications for trademark and service mark

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registrations, business and trade names or logos, patent and patent applications, which are owned by or licensed to Seller as of the date hereof and used in connection with the operation of the Hotel, which are described in EXHIBIT D.

          1.19 "LEASES" shall mean all of the leases, licenses, concessions, operating agreements and other similar occupancy agreements, oral or written, in effect as of the date hereof with respect to the Property, which are described in EXHIBIT E.

          1.20 "LEGAL REQUIREMENTS" shall mean any of the following which are applicable to the ownership and/or operation of the Property: all laws, statutes, rules, regulations, ordinances, codes, orders, decrees or rulings of any governmental or judicial authority, including, without limitation, all zoning, land use, subdivision, redevelopment, environmental, health, energy, building and construction laws and regulations affecting the use, occupancy or operation of the Hotel; any permit or occupancy certificate issued pursuant to any law, statute, rule, regulation, ordinance, code; and any other order or decree by any public officer having jurisdiction over the Property.

          1.21 "LIQUOR ASSETS" shall mean the Liquor Licenses owned by HIC and the inventory of alcoholic beverages owned by Claremont as of the Closing Date which are saleable in connection with the operation of the Hotel or the restaurants, bars, function rooms and guest rooms located therein.

          1.22 "LIQUOR ESCROW" shall have the meaning set forth in Section 11.5(c).

          1.23 "LIQUOR LICENSES" shall mean all of the licenses pursuant to which the sale of alcoholic beverages is permitted in the Hotel or the restaurants, bars, function rooms or guest rooms located therein, issued by the Department of Alcoholic Beverage Control of the State of California, which licenses are owned by HIC.

          1.24 "OPERATING EQUIPMENT" shall mean all of the vehicles owned or leased by Seller as of the date hereof and used in the operation or maintenance of the Hotel, which are described in EXHIBIT F; provided, however, that Operating Equipment shall not include FF&E and Operating Supplies.

          1.25 "OPERATING SUPPLIES" shall mean all items owned by Seller on the Closing Date and used in the operation or maintenance of the Hotel and which are consumable or, when once used, are disposed of, including, without limitation, spa products, supplies for housekeeping, food and beverage service, pool and recreation areas, engineering, accounting and office use, together with paper supplies, inventories of food and beverages and miscellaneous general supply items.

          1.26 "PERSON" shall mean any natural person, corporation, partnership, limited liability company, firm, association, government, governmental agency or any other entity and whether acting in an individual, fiduciary or other capacity.

          1.27 "PERSONAL PROPERTY" shall mean all of the personal property (tangible or intangible) owned by Seller as of the date hereof and used in connection with the operation or maintenance of the Hotel, including, without limitation, the FF&E described in EXHIBIT C; the

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chinaware, glassware, silverware and linens described in EXHIBIT C-1; all books and records, computers, computer files and software related to Hotel operations, accounting, bookings, inventory control and related matters; the Operating Equipment described in EXHIBIT F; the Operating Supplies; the Intangibles described in EXHIBIT D; the artwork located or displayed on the Property (provided, however, the artwork described on EXHIBIT F-1 is to be acquired by Buyer on the terms of and subject to the special conditions set forth in Section 11.6.); and provided that, the items described in EXHIBITS F-2, F-3, and F-4 shall not be included in the purchase and sale transaction contemplated hereby.

          1.28 "PERMITTED EXCEPTIONS" shall have the meaning set forth in Sections 3.1(a).

          1.29 "PRELIMINARY TITLE REPORT" shall mean the preliminary title report issued by the Title Company for the Property, dated November 5, 1997, under the Title Company's order No. SP157372, which shall be updated upon execution of this Agreement.

          1.30 "PROPERTY" shall have the meaning set forth in Recital A.

          1.31 "PURCHASE PRICE" shall have the meaning set forth in Section 2.2(a).

          1.32 "REAL PROPERTY" shall mean the real property as more particularly described in EXHIBIT A, including, without limitation, to the extent owned by Seller, all minerals, oil, gas and other hydrocarbon substances on and under the Real Property, as well as all development rights, air rights, water, water rights and water stock relating to the Real Property and any other easements, rights of way or appurtenances used in connection with the beneficial use and enjoyment of the Real Property. The portion of the Real Property described in EXHIBIT A-1 is owned in fee by Claremont, and the portion of the Real Property described in EXHIBIT A-2 is owned in fee by HIC.

          1.33 "SERVICE CONTRACTS" shall mean all of the service, maintenance and other similar contracts, oral or written, in effect as of the date hereof with respect to the Property, which are described in Exhibit G.

          1.34 "SURVEY" shall have the meaning set forth in Section 3.1(a).

          1.35 "TITLE COMPANY" shall mean First American Title Guaranty
Company.

          1.36 "TITLE POLICY" shall mean an ALTA Owner's Policy of Title Insurance (1970 Form B), in the amount of the Purchase Price showing Buyer as the fee owner of the Real Property, subject only to the Permitted Exceptions and with such endorsements as Buyer may reasonably designate during the Inspection Period.

                                 ARTICLE II

                             PURCHASE AND SALE

          2.1 SALE. Seller agrees to sell and assign (as applicable) to Buyer, and Buyer agrees to purchase from Seller and accept the assignment from Seller of, all of Seller's right, title

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and interest in and to the Property, subject to the terms, covenants and conditions set forth herein.

          2.2  PURCHASE PRICE.

          (a) The purchase price (the "Purchase Price") of the Hotel shall be Eighty-Eight Million Dollars ($88,000,000.00). The Purchase Price shall be subject to certain closing adjustments and prorations as provided in
Article IX. Seller and Buyer hereby agree that the Purchase Price shall be allocated as set forth on SCHEDULE 1 attached hereto; provided, however, Seller and Buyer acknowledge and agree that as of the date of this Agreement, the parties have not finalized SCHEDULE 1. Seller and Buyer agree to use good faith efforts to approve the form of SCHEDULE 1 and to amend this Agreement to attach SCHEDULE 1 prior to the expiration of the Inspection Period.

          (b)  The Purchase Price shall be paid as follows:

               (i) Upon the execution of this Agreement by both Buyer and Seller, Buyer shall deposit in escrow with Title Company a cash payment in an amount equal to Four Million, Four Hundred Thousand Dollars ($4,400,000.00) (the "Deposit"). The Deposit shall be held in an interest bearing account approved by Seller and Buyer, and all interest thereon shall be deemed a part of the Deposit.

               (ii) In the event the sale of the Property as contemplated hereunder is consummated, the Deposit shall be paid to Seller and credited against the Purchase Price. In the event this Agreement is terminated by Buyer in accordance with Buyer's right to do so under the terms and provisions hereof or because of a default hereunder by Seller, the Deposit shall be promptly returned to Buyer. IN THE EVENT THAT BUYER SHOULD OTHERWISE FAIL TO CONSUMMATE THE PURCHASE OF THE PROPERTY FOR ANY REASON, EXCEPT SELLER'S DEFAULT OR THE TERMINATION OF THIS AGREEMENT BY SELLER OR BUYER PURSUANT TO A RIGHT TO DO SO UNDER THE TERMS AND PROVISIONS HEREOF, THEN THE DEPOSIT SHALL BE PROMPTLY PAID BY TITLE COMPANY TO SELLER AS LIQUIDATED DAMAGES. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE BY BUYER TO CONSUMMATE THIS SALE AS SPECIFIED ABOVE, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION AND CONSIDERING ALL OF THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE PARTIES HAVE AGREED UPON THE AMOUNT OF THE DEPOSIT, AS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT AND AS SELLER'S EXCLUSIVE REMEDY AGAINST BUYER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT HEREUNDER BY BUYER; PROVIDED, HOWEVER, THAT THE DEPOSIT SHALL IN NO EVENT LIMIT BUYER'S INDEMNIFICATION OBLIGATIONS UNDER SECTIONS 11.1 AND 12.8, FOR WHICH THERE SHALL BE NO MANDATORY LIMITATIONS. IN PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION.

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INITIALS:      SELLER ________      SELLER ________           BUYER _______

          In the event that Seller should fail to consummate this Agreement for any reason, except Buyer's default or a termination of this Agreement by Buyer or Seller pursuant to a right to do so under the terms and provisions hereof, Buyer, as its sole and exclusive remedy, may elect any one of the following remedies: (A) to terminate this Agreement by written notice to Seller and receive a prompt return of the Deposit, and Seller shall pay to Buyer any out-of-pocket title, escrow, legal and inspection fees, costs and expenses actually incurred by Buyer in connection with the performance of its due diligence review of the Property and the negotiation and performance of this Agreement, up to a maximum of Seventy-Five Thousand Dollars ($75,000); or (B) to sue for specific performance, without the right to seek damages.

               (iii) The Purchase Price, less any portion of the Deposit that may have been applied to the Purchase Price, shall be paid to Seller in immediately available funds at the Closing, subject to any closing adjustments and prorations as set forth in this Agreement.

                                ARTICLE III

                         BUYER'S INSPECTION PERIOD

          3.1 BUYER'S INSPECTION PERIOD. Buyer's obligation to purchase the Property is conditioned upon Buyer's review and approval (at Buyer's sole cost and expense) during the Inspection Period of the following:

          (a) The Preliminary Title Report and copies of all exceptions to title described therein; and a boundary survey of the Property prepared by Bates & Bailey, dated December 15, 1982, and an updated boundary survey prepared by Bates & Bailey which will reflect the easements of record and the improvements, if any, within the vicinity of the boundaries of such easements (together, the "Survey"). If any exceptions appear in the Preliminary Title Report, other than the standard printed exceptions set forth in the ALTA Owner's Policy 1970 form B of title insurance, or on the Survey that affect the Property and are unacceptable to Buyer, Buyer shall, on or before ten
(10) days after Seller delivers the updated Survey to Buyer, notify Seller in writing of such fact and the reasons therefor ("Buyer's Title Objections"). Upon the expiration of said ten (10) day period, Buyer shall be deemed to have accepted all exceptions to title and all other matters shown on the Preliminary Title Report and Survey (except for the Buyer's Title Objections if the same are timely raised) and such exceptions shall be included in the term "Permitted Exceptions" as used herein. Within five (5) days after receiving Buyer's Title Objections, Seller shall notify Buyer whether it is willing to eliminate or modify Buyer's Title Objections to the reasonable satisfaction of Buyer. Notwithstanding anything to the contrary herein, Seller shall have no obligation to bring any action or proceeding or otherwise incur any expense whatsoever to eliminate or modify any of Buyer's Title Objections unless it notifies Buyer that it is willing to eliminate or modify Buyer's Title Objections. In the event Seller notifies Buyer that it is unwilling to so eliminate or modify Buyer's Title Objections (or fails to provide notice in the five (5) day period which failure shall be deemed notice, at the end of such period, of Seller's unwillingness) or having notified Buyer of its willingness, is unable to eliminate or modify Buyer's Title Objections to the reasonable satisfaction of Buyer prior to the Closing Date, Buyer (A) may (as its sole and exclusive remedy) terminate this Agreement by
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notice in writing to Seller by the earlier to occur of (i) the Closing Date or (ii) five (5) days following notice (or deemed notice) from Seller that it is unwilling or unable to eliminate or modify Buyer's Title Objections, or
(B) may accept such title as Seller can deliver, without any reduction in the Purchase Price, in which event such uncured Buyer's Title Objections shall be included in the term "Permitted Exceptions" as used herein. If Buyer does not elect to terminate within the period described in the immediately preceding sentence, Buyer shall be deemed to have accepted all exceptions to title and all other matters shown on the Preliminary Title Report and Survey (except for any Buyer's Title Objections which are timely raised by Buyer and which Seller has agreed to eliminate or modify and has in fact been able to eliminate or modify) and such exceptions shall be included in the term "Permitted Exceptions" as used herein. In the event of the termination of this Agreement pursuant to this Section 3.1(a), Buyer shall pay all of the title and escrow charges, if any, the Deposit shall be promptly returned to Buyer, and neither party shall have any further rights or obligations hereunder (except pursuant to the indemnity contained in Section 11.1).

          The term "Permitted Exceptions" as used in this Agreement shall include: (i) any easement, right of way, encroachment, conflict, discrepancy, overlapping or improvements, protrusion, lien, encumbrance, restriction, condition, covenant or other matter with respect to the Property that is reflected on the Survey or the Preliminary Title Report and which Buyer accepts or to which Buyer fails to timely object pursuant to the provisions of this Section 3.1(a), (ii) non-delinquent liens for real estate taxes and assessments; (iii) the rights and interests of parties claiming under the Leases; (iv) any exceptions to title which would be revealed or disclosed by the public records or by a physical inspection and/or accurate survey of the Property; and (v) all zoning ordinances and regulations and any other laws, ordinances or environmental regulations restricting or regulating the use, occupancy or enjoyment of the Property). The foregoing enumeration of Permitted Exceptions shall in no event diminish or otherwise affect Buyer's right to terminate this Agreement for any reason during the Inspection Period pursuant to Section 3.2.

          Notwithstanding the foregoing, Buyer, at its sole cost and expense, shall use best efforts to obtain prior to the Closing a revised Survey that will meet the Title Company's minimum requirements for issuance of the Title Policy with a deletion of the general survey exception (the "Expanded Survey"). Seller shall reasonably cooperate with Buyer to obtain the Expanded Survey. Buyer shall have until the later of the end of the Inspection Period or two (2) business days following completion of such Expanded Survey to notify Seller in writing ("Expanded Survey Objection Notice") of any survey matter which (i) is either not depicted on the prior Survey or contradicts the prior Survey, AND (ii) would materially and adversely affect Buyer's use and operation of the Property (the "Expanded Survey Objections"). Seller shall have two (2) business days after receipt of such Expanded Survey Objection Notice to give Buyer: (a) written notice that Seller shall use all reasonable efforts to remove all the Expanded Survey Objections from title on or before the Closing Date; or (b) written notice that Seller elects not to cause the Expanded Survey Objections to be removed. If Seller gives Buyer notice under clause (b), Buyer shall have two
(2) business days to elect to proceed with the purchase or terminate this Agreement. If Buyer shall fail to give Seller written notice of its election within said two (2) business days, Buyer shall be deemed to have elected to waive its right to terminate this Agreement pursuant to the provisions of this Paragraph. In the event Buyer elects to terminate this Agreement in accordance with the terms and conditions of this Paragraph, Buyer shall pay all of the title and escrow charges, if any, the Deposit shall be promptly returned to

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Buyer, and neither party shall have any further rights or obligations hereunder, except pursuant to the indemnity contained in Section 11.1 hereof.

          In the event that Buyer does not obtain an Expanded Survey on or before the Closing Date, Buyer shall have the right to elect to extend the Closing Date to April 27, 1998, in order to obtain the Expanded Survey. Notwithstanding anything to the contrary contained herein, in the event that Buyer either does not obtain the Expanded Survey or have sufficient time to review and approve the Expanded Survey pursuant to the timeframes set forth above prior to April 27, 1998, Buyer shall either elect to proceed with the purchase or terminate this Agreement on April 27, 1998.

          (b) The Service Contracts, the Leases, the Equipment Leases, the Intangibles and the Construction and Other Contracts.

          (c) The FF&E, the Operating Equipment, the Operating Supplies, and all other Personal Property.

          (d) The Legal Requirements and the Property's compliance therewith, and all governmental permits, approvals and certificates relating to the Property, or the construction, operation, use or occupancy of any part thereof, including, without limitation, all building permits, certificates of occupancy and all other permits.

          (e) The Financial Information and the Hotel's current accounts receivable, current inventories, current and future bookings of guestrooms and deposits, and all other similar books and records relating to the operation of the Property; and all matters with respect to the market conditions relating to comparable hotels, which Buyer shall be responsible for obtaining at Buyer's sole expense.

          (f) The physical and environmental condition of the Property, including, without limitation, environmental reports prepared for Seller and listed on SCHEDULE 2 attached hereto (collectively, the "Environmental Reports") and any other hazardous substances assessment of the Property to be obtained by Buyer at Buyer's sole expense and prepared by an engineer or environmental auditor selected or approved by Buyer, the interior, the exterior, the structure, the mechanical, the electrical, HVAC, and plumbing components, the roofs, the paving, the utilities, the Plans and Specifications and all other functional aspects of the Property. On or before three (3) days from the date of this Agreement, Seller shall deliver to Buyer copies of the Environmental Reports, plans and specifications for the buildings and improvements on the Property, engineering studies, and all other similar reports or assessments relating to the physical and environmental condition of the Property, including, without limitation, all maintenance records (which shall be made available for Buyer's review at the Property) and soils and/or environmental reports and studies, but with regard to all of the foregoing only to the extent such items are in Seller's possession or under Seller's control.

          (g) Copies of the bills issued for the most recent tax year for all real property taxes and personal property taxes affecting the Property.

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          (h)  Copies of the transferable membership documentation, the 1985
Membership Application and Rules and the 1995 Membership Application and Rules relating to the pool and tennis club and access to members' files.

          (i)  Any other matters Buyer deems relevant to the Property.

          Except as otherwise specifically provided herein in this Section 3.1, the information and/or items described in the foregoing subparagraphs
(b), (c), (e), (f), (g) and (h) of this Section 3.1 shall be delivered by Seller to Buyer on or before three (3) days from the date of this Agreement. To the extent Buyer identifies any information, documentation, or other items which fall within Subparagraph (i) above and which are in the possession or reasonable control of Seller, such information, documentation and/or items shall be delivered by Seller to Buyer within three (3) business days after Seller's receipt of such request.

          3.2 BUYER'S NOTICE TO SELLER. Except for Buyer's review of the Preliminary Title Report, the Survey and the Expanded Survey, which shall be governed by the provisions of Sections 3.1(a), Buyer shall notify Seller in writing on or before the expiration of the Inspection Period which (if any) of the conditions for the Property set forth in Section 3.1 have not been fulfilled to Buyer's satisfaction. If any of such conditions are not fulfilled to Buyer's satisfaction, or if any other aspect of the Property is not approved by Buyer, as determined by Buyer in its sole discretion, Buyer shall have the right in its sole election, to be exercised by written notice to Seller on or before the expiration of the Inspection Period, either (i) to waive the condition or other item in question and proceed to Closing, or (ii) to terminate this Agreement. Notwithstanding anything to the contrary contained herein, the failure by Buyer to provide any such notices to Seller regarding the waiver or satisfaction of any of the conditions set forth above in Section 3.1 on or before the expiration of the Inspection Period shall be deemed to be an election by Buyer to waive any such condition and to proceed with the Closing. In the event the Buyer elects or is deemed to have elected to have waived its right to terminate this Agreement during the Inspection Period, the Deposit shall become nonrefundable to Buyer.

          In the event Buyer elects to terminate this Agreement in accordance with this Section 3.2, Buyer shall pay all of the title and escrow charges, if any, the Deposit shall be promptly returned to Buyer, and neither party shall have any further rights or obligations hereunder, except pursuant to the indemnity contained in Section 11.1 hereof.

                                ARTICLE IV

                      CONDITIONS TO BUYER'S OBLIGATIONS

          4.1 CONDITIONS TO BUYER'S OBLIGATIONS. The obligation of Buyer to purchase the Property shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, which are intended solely for the benefit of Buyer:

          (a) NO TERMINATION. Buyer shall not have exercised any termination right provided in this Agreement.

          (b) DELIVERY OF DOCUMENTS. Seller, Claremont or HIC, as the case may be, shall have delivered to Buyer or to the Title Company, as applicable, all of the items listed in Section 9.3(a). Seller, Claremont or HIC, as the case may be, shall have delivered such other documents not inconsistent with the terms of this Agreement as are customary in order to carry out the purchase and sale of the Property in accordance with the terms of this Agreement.

          (c) TITLE POLICY. The Title Company shall have issued or be prepared to issue the Title Policy to Buyer at the Closing.

          (d) TITLE TO PERSONAL PROPERTY. Buyer shall have received evidence reasonably satisfactory to Buyer that the Personal Property shall be conveyed to Buyer at the Closing, free of any liens, encumbrances or interests of third parties or of Seller (except for equipment lessors of any Operating Equipment being leased by Seller and except for any software licensing restrictions disclosed to Buyer during the Inspection Period).

          (e) REPRESENTATIONS. All of Seller's, Claremont's or HIC's representations contained in or made pursuant to this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date.

          (f) COMPLIANCE. Seller shall have performed, observed and complied with all covenants, agreements and conditions to be performed by Seller pursuant to this Agreement.

          If any of the foregoing conditions set forth in this Section 4.1 are not satisfied in Buyer's sole discretion on or before the Closing Date, then Buyer may terminate this Agreement by written notice to Seller. If Buyer elects to terminate this Agreement, Buyer shall pay all of the title and escrow charges, if any, the Deposit shall be promptly returned to Buyer, and neither party shall have any further rights or obligations hereunder, except pursuant to the indemnity contained in Section 11.1 hereof.

                                  ARTICLE V

                      CONDITIONS TO SELLER'S OBLIGATIONS

          5.1 CONDITIONS TO SELLER'S OBLIGATIONS. The obligation of Seller to sell the Property to Buyer shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, which are intended solely for the benefit of Seller:

          (a) DELIVERY OF DOCUMENTS. Buyer shall have delivered to Seller or to the Title Company, as applicable, all of the items listed in Section 9.3(b). Buyer shall have delivered such other documents not inconsistent with the terms of this Agreement as are customary in order to carry out the purchase and sale of the Property in accordance with the terms of this Agreement.

          (b) REPRESENTATIONS. All of Buyer's representations contained in or made pursuant to this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date.

          (c) COMPLIANCE. Buyer shall have performed, observed and complied with all covenants, agreements and conditions to be performed by Buyer pursuant to this Agreement.

                                    ARTICLE VI

                            SELLER'S REPRESENTATIONS

          6.1 REPRESENTATIONS OF SELLER. Seller, Claremont or HIC, as the case may be, hereby represent to Buyer, as of the date of this Agreement and the Closing Date, that:

          (a) (i) Claremont is duly organized and legally existing under the laws of the State of Delaware and HIC is duly organized and legally existing under the laws of the State of Oregon and each of said companies is qualified to do business in the State of California, (ii) the execution and delivery by each of Claremont and HIC of, and each of Claremont's and HIC's performance under, this Agreement are within said companies' respective powers and have been duly authorized by all requisite corporate action, and (iii) the persons executing this Agreement on behalf of each of Claremont and HIC have the authority to do so.

          (b) The execution and performance of this Agreement by each of Claremont and HIC will not violate any provision of any agreement or judicial order to which either Claremont or HIC is a party or to which either is subject.

          (c) To Seller's knowledge, the lists of Equipment Leases, Leases, and Service Contracts attached as EXHIBITS B, E, and G, respectively, are true and correct in all material respects, Seller is not in material default under any such Equipment Leases, Leases or Service Contracts, and, as of the date hereof, there are not any other equipment leases, leases or service contracts affecting the Property except as described in such Exhibits. To Seller's knowledge, the copies of the Equipment Leases, Leases and Services Contracts delivered by Seller to Buyer in connection with this Agreement are or will be true, correct and complete copies of such documents.

          (d) To Seller's knowledge, Seller has not received written notice from any of the Authorities that the Property is presently the subject of any condemnation, assessment or similar proceeding or charge.

          (e) Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986 (i.e. Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in said Section 1445 and the regulations promulgated thereunder).

          (f) To Seller's knowledge, Seller has not received written notice from any of the Authorities that the Property is in violation of any law, statute, ordinance, building or zoning regulation including, without limitation, Governmental Regulations.

          (g) Except as set forth in SCHEDULE 3, there is no litigation that has been instituted that would affect the Property and, to Seller's knowledge, Seller has not received written notice of any proposed or threatened litigation that would affect the Property.

          (h) To Seller's knowledge, except as set forth in the Preliminary Title Report, there are not any assessments for public improvements which have been made against the Property, and Seller will inform Buyer of any such assessments of which Seller has knowledge prior to the Closing Date.

          (i) To Seller's knowledge, the Financial Information (i) has been prepared in accordance with the books and records of Seller and in conformity with generally accepted accounting principles, consistently applied, and (ii) is true and correct in all material respects and accurately sets forth the results of the operations of the Hotel in each of the periods covered thereby.

          (j) To Claremont's knowledge with respect to the Claremont Property, no Hazardous Material (including, without limitation, asbestos-containing materials and PCBs) have been produced, disposed of or stored in, on, under or about the Claremont Property, except as disclosed in the Environmental Reports or as heretofore disclosed by Claremont. To HIC's knowledge with respect to the HIC Property, no Hazardous Material (including, without limitation, asbestos-containing materials and PCBs) have been produced, disposed of or stored in, on, under or about the HIC Property, except as disclosed in the Environmental Reports or as heretofore disclosed by HIC.

          (a) To Seller's knowledge, the list of pool and tennis club members to be attached as SCHEDULE 7 shall be a complete and accurate list of such members. Seller shall deliver SCHEDULE 7 to Buyer prior to expiration of the Inspection period, and Seller and Buyer shall amend this Agreement to attach SCHEDULE 7.

          As used in this Section 6.1, the terms "to Seller's knowledge" or "to Claremont's knowledge" or "to HIC's knowledge": (i) shall mean and apply in the case of both Claremont and HIC to the actual knowledge only of Harold
J. Schnitzer, Henry Feldman and Thomas E. Eyer and not to any other Person,
(ii) shall mean the actual knowledge (and not any implied, constructive or imputed knowledge) of such individuals, it being understood and acknowledged that (a) such individuals may not be involved in the day-to-day operations of the Property and in many instances were not involved in the negotiation or execution of the leases, management contracts, service contracts, or other documents in question and (b) such individuals are not charged with knowledge of all of the acts and/or omissions of the predecessors in title to the Property or with knowledge of all of the acts and/or omissions of Seller's, Claremont's or HIC's agents or employees, as the case may be, and (iii) shall not apply to or be construed to apply to information or material which may be in the possession of Seller, Claremont or HIC, as the case may be, generally or incidentally, but which is not actually known to the aforesaid individuals who are directly engaged in the sale and purchase transaction described herein.

          Notwithstanding anything to the contrary contained herein, Seller shall have no liability whatsoever to Buyer with respect to any matter of which Buyer obtains knowledge before Closing which makes any of Seller's representations or warranties untrue, including without limitation, matters discovered by Buyer or matters disclosed to Buyer by Seller or by any other person (any such matter is referred to herein as an "Exception Matter") (provided that, Seller has not breached an express covenant set forth in this Agreement). Seller shall promptly disclose to Buyer any Exception Matter which Seller obtains knowledge of during the term of this Agreement. If (i) Buyer obtains knowledge of any Exception Matter between the end of the Inspection Period and the Closing, (ii) such knowledge could not reasonably have been obtained by Buyer during the Inspection Period, (iii) the Exception Matter would materially and adversely affect either Buyer's operation of the Property or the value of the Property, and (iv) within five (5) business days after Seller receives written notice from Buyer of its objection to the Exception Matter, Seller has not notified Buyer that it is willing to cure such Exception Matter to the reasonable satisfaction of Buyer, then Buyer may terminate this Agreement and receive a prompt refund of the Deposit upon written notice to Seller delivered within three (3) business days after expiration of the five (5) day period referred to in clause (iv) above. Upon any such termination of this Agreement, neither party shall have any further rights or obligations hereunder except for the indemnity in Section 11.1.

                                 ARTICLE VII

                          BUYER'S REPRESENTATIONS

          7.1 REPRESENTATIONS OF BUYER. Buyer hereby represents to Seller, as of the date of this Agreement and the Closing Date, that:

          (a) (i) Buyer is duly organized and legally existing under the laws of the State of Delaware, and is qualified to do business in the State of California, (ii) the execution and delivery by Buyer of, and Buyer's performance under, this Agreement are within Buyer's powers and have been duly authorized by all requisite corporate, partnership, or limited liability company action, and (iii) the person executing this Agreement on behalf of Buyer has the authority to do so.

          (b) The execution and performance of this Agreement by Buyer will not violate any provision of any agreement or judicial order to which Buyer is a party or to which Buyer is subject.

          (c) There is no litigation pending against Buyer that would adversely affect or interfere with Buyer's ability to perform its obligations under this Agreement.

          7.2  BUYER'S INDEPENDENT INVESTIGATION.

          (a) Buyer acknowledges and agrees that it has been given, or will be given before the end of the Investigation Period, a full opportunity to inspect and investigate each and every aspect of the Property and to interview management, the Director of Sales and Marketing, existing tenants under the Leases, service providers and their representatives, either independently or through agents of Buyer's choosing (and Seller acknowledges and agrees that subject to the provisions of Section 11.1 hereof, Seller shall provide Buyer with reasonable access to the Property (subject to the rights of tenants under the Leases) to facilitate such inspection and investigation), including, without limitation:

               (i) All matters relating to title, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes (including, without limitation, the Americans with Disabilities Act (the "ADA") and Title 24 of California's Administrative Code).

               (ii) The physical and environmental condition and all other aspects of the Property, including, without limitation, the interior, the exterior, the square footage within the improvements on the Real Property, the structure, the mechanical, electrical, HVAC and plumbing components, the roofs, the paving, the utilities, and all other physical and functional aspects of the Property. Such examination of the physical condition of the Property shall include an examination for the presence or absence of hazardous or toxic materials, substances or wastes (collectively, "Hazardous Materials").

               (iii) Any easements and/or access rights affecting the Property.

               (iv) The Leases and all matters in connection therewith, including, without limitation, the ability of the tenants to pay the rent.

               (v) The Equipment Leases, Service Contracts, insurance policies and any other documents or agreements of significance affecting the Property.

               (vi) All other matters that Buyer deems to be of significance affecting the Property.

          (b) BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN "AS IS, WHERE IS, WITH ALL FAULTS" BASIS AND THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS OR BROKERS AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING WITHOUT LIMITATION: (i) the quality, nature, adequacy and physical condition and aspects of the Property, including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property, (iv) the development potential of the Property, and the Property's use, habitability, merchantability, or fitness, or the suitability, value or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property, (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity (including, without limitation, the Americans with Disabilities Act and Title 24 of California's Administrative Code), (vii) the presence of Hazardous Materials on, under or about the Property or the adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements on the Real Property, (ix) the condition of title to the Property, (x) the Leases, Equipment Leases, Service Contracts or any other agreements affecting the Property and (xi) the operating performance and economics of the Property (Buyer hereby expressly acknowledging that Seller has not made and is not making any representations or guarantees of any kind concerning the future operating performance and profitability of the Hotel and that Buyer shall make its own investigation and arrive at its own determination concerning the future performance and profitability of the Hotel).

          (c)  Buyer further acknowledges, understands, and agrees as follows:

               (i) The Property may require certain seismic, structural and deferred maintenance work, the cost and expense of which could be up to Two Million Dollars ($2,000,000.00) in the aggregate;

               (ii) Pursuant to terms and conditions of Oakland City Counsel Resolution No. 64496, dated April 7, 1987, and an agreement with pool and tennis club members dated as of 1972, there may be a restriction on the number of members which may be accepted into the pool and tennis club;

               (iii) Buyer is not entering into this Agreement with the expectation of acquiring future expansion rights for the Property; and

               (iv) The artwork listed in EXHIBITS F-2 AND F-3 are excluded from the sale contemplated hereunder.

          Buyer acknowledges that it considered the implications of the matters described in subparagraphs (i)-(iv) above prior to execution of this Agreement. Moreover, Buyer expressly waives its right to terminate this Agreement during the Inspection Period or otherwise, based on any of the matters described in subparagraphs (i)-(iv) above.

                               ARTICLE VIII

                     RISK OF LOSS AND INSURANCE PROCEEDS

          8.1 DAMAGE BY CASUALTY. Seller shall promptly notify Buyer if, prior to the Closing, the Property or any portion thereof is damaged or destroyed by casualty. If the cost to repair such damage or destruction to the Property (as reasonably estimated by Seller) would exceed Five Million Dollars ($5,000,000.00), Buyer may, at its option, terminate this Agreement as to the Property by delivering notice of such termination to Seller not later than ten (10) business days after the date Buyer first receives notification from Seller of such damage or destruction. If Buyer first receives such notification less than ten (10) business days prior to the Closing Date, Buyer may, by notice delivered to Seller, delay the Closing Date to a date not later than ten (10) business days after the date Buyer first receives such notification, and Buyer may elect to terminate this Agreement, as provided above, during such ten (10) business day period. In the event Buyer exercises its election to terminate this Agreement by reason of this Section 8.1, this Agreement shall terminate, Buyer and Seller shall each pay one-half (1/2) of the title and escrow charges, if any, the Deposit shall be promptly returned to Buyer and neither party shall have any further rights or obligations hereunder, except pursuant to the indemnity contained in Section 11.1. In the event Buyer does not elect to terminate this Agreement by reason of this Section 8.1, or in the event that the cost to repair such damage or destruction does not exceed

Five Million Dollars ($5,000,000.00), then the Closing shall occur on the Closing Date, Seller shall assign to Buyer any right to insurance proceeds by reason of such casualty, the Purchase Price shall be reduced by the amount of any deductible or co-insurance applicable to such casualty under Seller's insurance policies, and to the extent, such damage or destruction, in whole or in part, is not covered by Seller's insurance policies, the Purchase Price shall be reduced by the amount of such loss. Provided, however, if the cost to repair such damage or destruction exceeds Ten Million Dollars ($10,000,000.00), whether or not such damage or destruction is covered by Seller's insurance, Seller shall have the right to terminate this Agreement by delivering notice of such termination to Buyer. In the event Seller exercises its election to terminate this Agreement by reason of this Section 8.1, this Agreement shall terminate, Buyer and Seller shall each pay one-half (1/2) of the title and escrow charges, if any, the Deposit shall be promptly returned to Buyer and neither party shall have any further rights or obligations hereunder, except pursuant to the indemnity contained in Section 11.1.

          8.2 CONDEMNATION. Seller shall promptly notify Buyer if, prior to the Closing, the Property or any interest therein, is taken pursuant to the power of eminent domain, or Seller becomes aware of any proceeding with respect thereto which is instituted. In such event, and provided that such taking would, in Buyer's reasonable business judgment, have a material adverse effect on the continued use and operation of the Property as a hotel, Buyer may, at its option, terminate this Agreement as to the Property by delivering notice of such termination to Seller not later than ten (10) business days after the date Buyer first receives notification from Seller of such taking, institution of proceeding or threat. If Buyer first receives such notification less than ten (10) business days prior to the Closing Date, Buyer may, by notice delivered to Seller, delay the Closing Date to a date not later than ten (10) business days after the date Buyer first receives such notification. In the event Buyer exercises its election to terminate this Agreement by reason of this Section 8.2, this Agreement will terminate, Buyer and Seller shall each pay one-half (1/2) of the title and escrow charges, if any, the Deposit shall be promptly returned to Buyer and neither party shall have any further rights or obligations hereunder, except pursuant to the indemnity contained in Section 11.1. In the event Buyer does not elect to terminate this Agreement by reason of this Section 8.2, the Closing shall occur on the Closing Date, the Purchase Price shall not be reduced, and Seller shall assign to Buyer all of its rights to compensation from the condemning authority.

                                 ARTICLE IX

                            CLOSING AND PRORATIONS

          9.1 ESCROW INSTRUCTIONS. Upon execution of this Agreement, Seller shall deposit an executed counterpart of this Agreement with the Title Company, and this instrument shall serve as the instructions to the Title Company as the escrow holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

          9.2 CLOSING. The Closing hereunder shall be held, and delivery of all items to be made at the Closing under the terms of this Agreement shall be made, at the offices of Orrick, Herrington & Sutcliffe, Old Federal Reserve Bank Building, 400 Sansome Street, San Francisco, California, on or before April 21, 1998, or such earlier date as Buyer and Seller may mutually agree upon in writing (the "Closing Date"); provided, however, the Closing Date may be extended to April 27, 1998, pursuant to the terms and conditions of Section 3.1(a) above. Except as otherwise expressly provided herein, the Closing Date may not be extended without the prior written approval of both Seller and Buyer.

          9.3  DEPOSIT AND DELIVERY OF DOCUMENTS.

          (a) At or before the Closing, Seller shall deposit into escrow with the Title Company or deliver to Buyer the following items relating to the Property or to this transaction:

               (i) grant deeds from each of Claremont and HIC conveying all of their right, title and interest in and to the Real Property and all buildings, structures, fixtures, landscaping and other improvements constructed on or affixed to such Real Property, in the form of attached EXHIBIT H (the "Deed"), duly executed and acknowledged by Claremont or HIC, as the case may be, and subject only to the Permitted Exceptions applicable to the Claremont Property or the HIC Property, as the case may be;

               (ii) bills of sale from each of Claremont and HIC with respect to the Personal Property owned by each, in the form of attached EXHIBIT I (the "Bills of Sale"), duly executed by Claremont or HIC, as the case may be;


               (iii) two (2) counterparts of an assignment of the Service Contracts, Equipment Leases, Leases, Intangibles and warranties and guaranties, to the extent such items are (A) owned by Claremont, (B) assignable (and/or any necessary consents thereto have been obtained), and
(C) in effect as of the Closing, in the form of EXHIBIT J (the "Assignment of Contracts"), duly executed by Claremont;

               (iv) an affidavit that Seller is not a "foreign person," in compliance with Section 1445 of the Internal Revenue Code, in the form of EXHIBIT K (the "FIRPTA Affidavit"), duly executed by Seller;

               (v) an estoppel certificate substantially in the form attached as EXHIBIT L for each of the tenants, occupants or concessionaires under the Leases;

               (vi) resolutions of the members of Claremont and the board of directors of HIC, certified as true and correct by the appropriate officer of each of said companies, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated herein; and

               (vii) two (2) counterparts of a preliminary schedule of adjustments pursuant to Section 9.5 (the "Preliminary Schedule of
Adjustments"), duly executed by Seller;

               (viii) any other agreements, documents and other items expressly required to be delivered to Buyer by Seller pursuant to this Agreement;

               (ix) such other instruments and documents as may be reasonably be required by the Title Companies to eliminate exceptions for unfunded mechanics' or materialmen's liens, for the occupancy of any party other than tenants, licensees or other occupants under the Leases and transient lodging guests. Seller shall deliver originals or certified copies of any resolutions, trust indentures, agency agreements, powers of attorney, consents and other documentation, and shall execute such affidavits and indemnities, as may be required by the Title Companies, with respect to the authority of Seller or of the person(s) signing on behalf of Seller;

               (x)  all master keys to all locks located at the Hotel;

               (xi) a Certificate of Good Standing for each of HIC and Claremont;

               (xii) the original books and records of the Hotel (excluding personnel files), to the extent in Seller's possession or reasonable control, including, but not limited to, the Financial Information; provided, however, Seller shall not deliver to Buyer the books and records maintained in their corporate office in Portland, Oregon. Seller agrees to retain such books and records for a period of six (6) years after the Closing Date and shall make such books and records reasonably available to Buyer during said six (6) year period; and Seller shall reasonably cooperate with Buyer, at no cost or expense to Seller, to develop audited financial statements; Buyer agrees to retain the books and records of the Hotel (which were delivered to Buyer at Closing) for a period of six (6) years after the Closing Date and make such books and records reasonably available to Seller during such six (6) year period. The provisions of this Subparagraph (xii) shall survive Closing;

               (xiii) evidence of termination of the management contract, if applicable, in form and substance reasonably satisfactory to Buyer; and

               (xiv) a reaffirmation of Seller's representations and warranties set forth in this Agreement subject to any Exception Matters and updates to the exhibits and schedules attached hereto; provided, however, any updates to Exhibits B, E, and/or G shall be an "Exception Matter(s)" pursuant to the terms and conditions of Section 6.1 above.

          (b) At or before the Closing, Buyer shall deposit into the Escrow or deliver to Seller the following items relating to the Property or to this transaction:

               (i)  funds necessary to close this transaction;

               (ii) two (2) counterparts of the Assignment of Contracts, duly executed by Buyer;

               (iii) two (2) counterparts of the Preliminary Schedule of Adjustments, duly executed by Buyer;

               (iv) resolutions of the board of directors of Buyer, certified as true and correct by the secretary or other appropriate officer of Buyer, authorizing the execution and delivery of this Agreement and the consummation of the transaction contemplated herein;

               (v) a reaffirmation of Buyer's representations and warranties set forth in this Agreement;

               (vi) a Certificate of Good Standing for Buyer; and

               (vii) any other agreements, documents and other items expressly required to be delivered to Seller by Buyer pursuant to this Agreement.

          (c) Buyer and Seller shall each deposit such other instruments as are reasonably required by the Title Company or otherwise required to close the escrow and consummate the purchase and sale of the Property in accordance with the terms hereof.

          9.4 PRORATIONS. At the Closing, the amount of the proceeds from the Purchase Price shall be adjusted, upward or downward, as the case may be, using generally accepted accounting principles and standard hotel accounting procedures. The following adjustments shall be calculated as of 2:00 a.m. on the Closing Date as follows, with Buyer being deemed to be the owner of the Property as of 2:00 a.m. on the Closing Date and being entitled to receive all income of the Property, and being obligated to pay all expenses of the Property, on and after 2:00 a.m. on the Closing Date:

          (a) The books of the Hotel shall be closed as of 2:00 a.m. on the Closing Date, and all items relating to the balance sheet for the Property and income and expense with respect to the ownership, operation and management of the Property shall be allocated and/or prorated between Buyer and Seller. Except as otherwise provided herein, all such allocations and/or prorations shall be made in accordance with generally accepted accounting principles, consistently applied, and standard hotel accounting procedures, on the basis of a 365-day year; provided, however, if and to the extent that there is a conflict between the generally accepted accounting principles and standard hotel accounting procedures, the generally accepted accounting principles, consistently applied, shall prevail. The items to be allocated and/or prorated shall include, without limitation, the following:

               (i) Real and personal property taxes on the basis of the fiscal year for which assessed;

               (ii) Water, sewer, electricity, steam, gas, fuel oil, telephone, cable television and all other utility charges;

               (iii) Payments payable under any Service Contracts or Equipment Leases for services already performed as of the Closing Date; as well as any payments under said agreements for services not yet rendered;

               (iv) Rent and other payments owing under any Leases (provided that the proration of any percentage rental subject to year-end adjustment shall be calculated after the Closing Date, as provided in Section 9.4);

               (v) Guest room revenue of the Hotel, whether in cash or in accounts receivable, and vending machines, coin telephones or other income-producing equipment (with Seller receiving an allocation for any of same arising from occupancy for the night beginning on the day preceding the Closing Date and ending on the Closing Date), as well as any commissions or other similar amounts owing with respect to room rental;

               (vi) Income from any other operations at the Hotel other than guest room revenues (with Seller receiving an allocation with regard to any thereof which remain open beyond 2:00 a.m. on the Closing Date through the time such operations first close on the Closing Date);

               (vii) All other revenue, including, without limitation, guest telephone charges, and room service;

               (viii) All other amounts payable for periods prior to the Closing Date shall be paid by Seller and for periods after the Closing Date shall be paid by Buyer, including, without limitation, trade account payable assumed by Buyer by virtue of Buyer's assumption of the Service Contracts and Equipment Leases, but excluding amounts payable for capital improvements to the Property made prior to the Closing Date, which shall be paid by Seller, including the capital improvements set forth on SCHEDULE 5 attached hereto ("Seller's Capital Projects"). Seller agrees to diligently proceed with Seller's Capital Projects through the Closing Date. At Closing, Seller shall either agree directly to pay all costs and expenses associated with the completion of Seller's Capital Projects or Buyer shall receive a credit against the Purchase Price equal to said costs and expenses;

               (ix) Annual permits and/or inspection fees (calculated on the basis of the period covered) and other actual operation and maintenance expenses of the Property; and.

               (i)  The trade outs listed on SCHEDULE 6.

          (b) In addition to the allocations and prorations provided for in 9.4(a) above, the following amounts shall be credited to Seller or to Buyer, as provided below:

               (i) Utility deposits made by Seller, which are credited or transferred to the account of Buyer by the holder thereof, shall be credited to Seller at the Closing;

               (ii) Prepaid deposits for room charges for the period from and after the Closing shall be credited to Buyer at the Closing, net of any commissions or other expenses incurred in booking such rooms and banquets which were paid by Seller prior to the Closing Date;

               (iii) Security Deposits and any other deposits thereunder actually held by Seller shall be credited or transferred to Buyer at Closing;

               (iv) Attached hereto as SCHEDULE 4 is a list of (a) purchased gift certificates that have been issued by Claremont, and (b) complimentary gift certificates issued by Claremont for promotional purposes, which SCHEDULE Seller hereby represents to Buyer is true and complete. Buyer shall assume the obligation for honoring all such purchased gift certificates and complimentary gift certificates that are still in effect and have not yet been redeemed or cancelled as of the Closing Date. Prior to Closing, Buyer and Seller shall mutually agree upon an amount to be credited to Buyer at Closing representing those gift certificate obligations that

Buyer is assuming pursuant to this subparagraph (iii), the amount of which shall be based upon the historical rate of redemption of the Hotel during the preceding three (3) calendar years and 1998, as applicable. Notwithstanding the foregoing, Seller and Buyer acknowledge and agree that as of the date of this Agreement, the parties have not finalized SCHEDULE 4. Seller and Buyer agree to use good faith efforts to approve the form and content of SCHEDULE 4 and to amend this Agreement to attach SCHEDULE 4 prior to the expiration of the Inspection Period.

               (v) Cash on hand which remains at the Property as of 2:00 a.m. on the Closing Date shall be credited to Seller; and

               (vi) All existing bank accounts of Seller shall be retained by such Seller and closed out by such Seller in due course; and Buyer shall open and fund its own bank accounts.

          (c) At Closing, Seller shall provide Buyer with a list of all accounts receivable as of the Closing Date. All such accounts receivable shall be assigned to Buyer and Buyer shall forward to Seller or pay to Seller on a weekly basis the amount of any payments received by Buyer on account of such accounts receivable, said accounts receivable being subject to reassignment to Seller as provided for in Section 9.5. Any payments received by Buyer and not designated as payments for the accounts receivable payable to Seller shall be applied first to any accounts receivable accruing after the Closing Date, and then to accounts receivable accruing prior to the Closing Date.

          (d) Buyer and Seller shall each pay their own attorney's fees and other fees and costs incurred in connection with the negotiation and consummation of this Agreement and the transaction contemplated hereunder.

          (e) Seller and Buyer shall each pay one-half (1/2) of: (i) the premium for a standard CLTA Title Policy covering the Property; (ii) any real property transfer taxes; (iii) any personal property sales taxes applicable to the sale of the Personal Property; (iv) the escrow charges, if any, of the Title Company; and (v) the fee for an update of the Survey. Buyer shall pay the additional premium amount for the ALTA extended coverage increment to the Title Policy and the entire cost of any endorsements to the Title Policy and any coinsurance or reinsurance coverage required by the Buyer. Any other customary closing costs shall be paid one-half (1/2) by each party.

          (f)  The provisions of this Section 9.4 shall survive the Closing.

          9.5 PRORATION CALCULATION. The closing adjustments provided for in Section 9.4 shall be initially prepared by Seller and reviewed by Buyer. In the event of any dispute regarding such prorations, such dispute shall be submitted to a nationally recognized accounting firm mutually acceptable to Buyer and Seller and the decision of such firm shall be final and binding on the parties. Each party shall bear one-half (1/2) of the costs and expenses of such accountants. Buyer and Seller shall provide such accountants reasonable access to the Property prior to and after the Closing Date for the purpose of reviewing adjustments, if necessary. Buyer and Seller hereby agree that if any of the aforesaid prorations cannot be calculated accurately on the Closing Date, then the same shall be calculated within sixty (60) days after the Closing Date and either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party.
Buyer and Seller further agree that if any accounts receivable arising prior to the Closing Date that are assigned to Buyer pursuant to Section 9.4 are not collected by Buyer within one hundred twenty (120) days from the Closing Date despite Buyer's good faith efforts to collect such accounts receivable during such one hundred twenty (120) day period, then Buyer shall have no further obligation to collect or pay Seller for such uncollected accounts receivable and such accounts receivable shall be reassigned to Seller, together with all supporting documentation reasonably required by Seller to pursue collection of such accounts; provided, that if following such reassignment, Buyer shall receive payment with respect to any such reassigned accounts receivable, Buyer shall promptly forward same to Seller.

          9.6 SALE OF PERSONAL PROPERTY. On the Closing Date, Seller shall cause the Personal Property to be transferred to Buyer free of any liens, encumbrances or interests of third parties or of Seller (except for equipment lessors of any Operating Equipment being leased by Seller and except for any software licensing restrictions disclosed to Buyer during the Inspection Period). The portion of the Purchase Price allocable to the Personal Property shall be as mutually and reasonably determined by Seller and Buyer on or prior to the expiration of the Inspection Period and set forth on
SCHEDULE 1. Seller shall pay on or prior to the Closing Date all sales and use taxes arising from or attributable to the business and operations of the Hotel as conducted by Seller prior to the Closing Date. Prior to the expiration of the Inspection Period, Buyer and Seller agree to use good faith efforts to negotiate an agreement (the "Sales Tax Agreement") which memorializes and confirms the 50/50 split of any and all liability (including the reasonable costs of any audit or other proceeding) relative to sales or use taxes, if any, arising by reason of Seller's transfer of the Personal Property. The Sales Tax Agreement shall address such matters as the joint defense of any claim for such taxes and security for the performance of each party's obligations thereunder. Notwithstanding the foregoing, the execution and delivery of the Sales Tax Agreement shall not be a condition precedent to either Buyer's or Seller's obligation to consummate the transaction contemplated hereunder.

                                    ARTICLE X

                              SELLER'S COVENANTS

          10.1 MAINTENANCE OF THE PROPERTY. From the date hereof until the Closing Date, Seller shall (a) maintain the Property in substantially the same manner as prior to the date hereof pursuant to Seller's normal course of business, subject to reasonable wear and tear and further subject to the occurrence of any damage or destruction to the Property by casualty or other causes or events beyond the control of Seller; provided, however, that Seller's obligation under this Section 10.1 shall not include any obligation to make capital expenditures or any other expenditures not incurred in Seller's normal course of business; (b) continue to maintain its existing insurance coverage on the Property (which insurance shall be terminated by Seller at Closing); (c) not grant or permit any voluntary liens or encumbrances affecting the Property; (d) not enter into any lease, amendment of lease or other contract pertaining to the Property, except as provided in
Section 10.2; (e) maintain adequate, usual and customary levels/inventories of Operating Equipment and Operating Supplies, FF&E, Liquor Inventory and other Personal Property; (f) shall not remove any FF&E from the Property (other than in the ordinary course of business in which case adequate replacements shall have been made.); and (g) hire, discharge and set compensation levels for Hotel employees in the ordinary course of business and in accordance with Seller's current and customary practices and policies.

          10.2 BUYER'S APPROVAL OF NEW CONTRACTS AFFECTING THE PROPERTY. Seller shall not, between the date of this Agreement and the Closing Date, enter into any lease, amendment of lease, contract or agreement pertaining in any material way to the Property, or modify in any material way any Assumed Contracts pertaining in any material way to the Property, or waive any material rights of Seller thereunder, without in each case obtaining Buyer's prior written consent thereto, which consent shall not be unreasonably withheld or delayed (excluding, however, any booking or room reservation agreements or contracts which are on commercially reasonable terms with unaffiliated third parties, and any other contracts or agreements with unaffiliated third parties which are on commercially reasonable terms and which will not survive the Closing or which may be canceled without penalty on not more than thirty (30) days' notice). If Buyer fails to give notice of its approval or disapproval of any such proposed action within five (5) business days after Seller notifies Buyer of such decision to take such action, Buyer shall be deemed to have given its approval thereto. For purposes of this Section 10.2, notice shall be given by Seller to Buyer by facsimile sent to Gary Beasley at (760) 564-4880, with a facsimile copy sent to Nola S. Dyal, Esq. and J. Whitney Markowitz, Esq. at (760) 564-4880.

                               ARTICLE XI

                      SELLER'S AND BUYER'S COVENANTS

          11.1 ACCESS. Between the execution of this Agreement and the Closing Date, Seller shall give Buyer and its employees, representatives, agents, third party consultants and advisors full access to the Property and to all of Seller's books, contracts, files, commitments, permits, licenses and any other records Buyer deems appropriate with respect thereto and to all management and the Director of Sales and Marketing of the Property (and other employees of the Property with Seller's consent; provided, however, after the expiration of the Inspection Period, Seller's consent shall not be unreasonably withheld), subject to reasonable security precautions and reasonable limitations imposed by Seller as necessary to maintain confidentiality with respect to such matters as Seller's files and records relating to the marketing of the Property, internal economic analyses, and matters covered by the attorney-client privilege. Upon execution of this Agreement, Buyer shall have full authority to contact any Authorities that may have information and/or documentation concerning the Property; provided, however, any and all communications with employees and/or officials of the City of Oakland and County of Alameda and with union representatives shall be coordinated by, and at Seller's discretion, conducted with Henry Feldman who shall make himself reasonably available to Buyer for such purposes. Seller will cause its accountants to furnish such additional financial and operating data and other information, within the possession and control of such accountants, as Buyer may from time to time reasonably request.

          In connection with any entry by Buyer, or its agents, employees or contractors onto the Property, Buyer shall give Seller reasonable advance notice of such entry and shall conduct such entry and any inspections in connection therewith so as to minimize, to the extent reasonably possible, interference with Seller's business, the business of Seller's tenants, or guests of the Hotel, and otherwise in a manner reasonably acceptable to Seller. Without limiting the foregoing, prior to any entry to perform any on-site inspections or testing, Buyer shall give Seller written notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope of the testing. Seller shall approve or disapprove (which approval may be withheld in Seller's reasonable discretion) the proposed testing and the party performing the same within two (2) business days after receipt of such notice. If Buyer or its agents, employees or contractors take any sample from the Property in connection with any such approved testing, Buyer shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing. Seller or its representative may be present to observe any testing or other inspection performed on the Property. Buyer shall promptly deliver to Seller copies of any reports relating to any testing or other inspections of the Property performed by Buyer or its agents, employees or contractors for Seller's information only; Seller acknowledges that such reports are delivered without representations by Buyer. Buyer shall maintain, and shall ensure that its contractors maintain, public liability and property damage insurance in amounts and in form and substance reasonably adequate to insure against all liability of Buyer and its agents, employees or contractors, arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Buyer shall provide Seller with evidence of such insurance coverage upon request by Seller. Buyer shall indemnify and hold Seller harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, reasonable attorney's fees) relating to personal injury or property damage arising out of or relating to any entry on the Property by Buyer, its agents, employees or contractors in the course of performing the inspections, testings or inquiries provided for in this Agreement. The indemnification provisions of this Section 11.1 shall survive the Closing or any termination of this Agreement and shall be in addition to any liability under Section 2.2(b)(ii).


          11.2 CONFIDENTIALITY; RETURN OF INFORMATION TO SELLER. Between the execution of this Agreement and the Closing, neither party shall directly or indirectly use or disclose any confidential information concerning the Property, the other party, the other party's assets or the transactions contemplated by this Agreement to any Person except that such matters may be disclosed (a) to such party's directors, officers, partners, and employees;
(b) to such party's legal counsel, accountants, engineers, architects, financial advisors, lenders and similar professionals and consultants to the extent such party deems it reasonably necessary or appropriate in connection with the evaluation of the transaction contemplated hereby; and (c) by Seller to third parties having an ownership interest in or relationship with the Hotel (such as existing mortgagees and equipment lessors) to whom disclosure is necessary or desirable in order to facilitate the consummation of the transactions contemplated hereby. For the purpose of this Section 11.2, the term "confidential information" shall mean information which is or becomes known to a party or its respective affiliates or to their employees, former employees, consultants or others in a confidential relationship with such party, including, without limitation, pursuant to the terms of this Agreement, and which relates to the Property, the transactions contemplated by this Agreement or the business of either party; provided, however, that confidential information shall not include (i) information which is or becomes generally available to the public other than through a violation of law or obligation hereunder, (ii) information which, in the opinion of counsel to either party, such party is required by law, court order, governmental order or decree to disclose, except that the other party may at its own expense appeal such court order, (iii) information which was developed by such party on its own, independent from the proprietary information made available to such party hereunder, and (iv) information which was subsequently made available to such party by a third party who was not violating the law or any obligation hereunder in making such disclosure. In the event the transaction contemplated by this Agreement fails to close for any reason, Buyer shall promptly return to Seller all documents, instruments, copies of materials and other written information furnished to Buyer pursuant to the terms of this Agreement.

          11.3 FURTHER ASSURANCES. Subject to the terms and conditions hereof, each party agrees to use its best efforts to do, or cause to be done, all things, not inconsistent with the terms of this Agreement, necessary, proper, or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as expeditiously as practicable, including, without limitation, the performance of such further acts or the execution and delivery of such additional instruments or documents, not inconsistent with the terms of this Agreement, as any party may reasonably request in order to carry out the purposes of this Agreement and the transactions contemplated hereby, including, without limitation, in connection with the transfer to Buyer of the Service Contracts, the Leases, and the Equipment Leases.

          11.4 EMPLOYEES. Buyer agrees to indemnify and hold Seller harmless from and against any and all claims of the employees of Seller, employee representatives, and applicable units of local government based on failure to comply with the Worker Adjustment and Retraining Notification Act 29 U.S.C. 2101 ET SEQ. (the "WARN Act"), to the extent applicable. Unless otherwise agreed between Seller and Buyer, Seller shall be responsible for any liability for payment of all employees' wages, accrued vacation pay, sick leave, bonuses, pension benefits and other benefits, including, without limitation, any COBRA rights, earned by and due to or accrued to employees at the Property as of the day prior to the Closing Date, together with FICA, unemployment and other taxes and benefits due from any employer of such employees, and including COBRA benefits that are due to employees of Seller that Buyer does not hire upon the Closing Date.

          (a) FUTURE EMPLOYMENT OF EMPLOYEES. At Closing, the employment by Seller of all employees whose employment is at or for the Hotel, shall terminate and such employees shall cease to participate in any employee benefit plans maintained by or for the benefit of Seller. Seller shall retain responsibility for the payment of any employee benefits or entitlements, including severance pay, accrued vacation, sick or holiday pay, to all terminated employees pursuant to any employee benefit plan, fund, program, contract, policy or arrangement of Seller or applicable law or regulation as a result of the consummation of the transactions contemplated hereby.
Subject to the WARN Act obligations described in the first paragraph of
Section 11.4, nothing in this Agreement, express or implied, shall confer upon any employee of Seller, or any representative of any such employee, any rights or remedies, including any right to employment, continued employment for any period, or seniority rights, of any nature whatsoever.

          (b) HEALTH CARE CONTINUATION REQUIREMENTS. The parties acknowledge that the transactions contemplated hereby will result in obligations on the part of Seller and one or more of Seller's employee benefit plans that is a welfare benefit plan (within the meaning of Section 3(1) of ERISA) to comply with the health care continuation requirements of
Part 6 of Title 1 of ERISA and Code Section 4980B, as applicable. Seller and each such employee benefit plan that is such a welfare benefits plan shall comply with the applicable requirements of such laws. Seller shall take all actions to insure continuation of each such employee benefit plan that is such a welfare benefit plan for a minimum period of one hundred twenty
(120) days from and after the Closing Date. The parties expressly agree that Buyer and Buyer's benefit plans, if any, shall have no responsibility for compliance with such health care continuation requirements (i) for qualified beneficiaries who previously elected to receive continued coverage under Seller's ERISA benefit plans or who between the date of this Agreement and the Closing Date elect to receive continued coverage, or (ii) with respect to those employees or former employees of Seller who may become eligible to receive such continued coverage as a result of the transactions provided for in this Agreement.

          (c) EMPLOYEE BENEFIT PLANS. Except as specifically set forth in this Agreement: (i) Buyer shall not be obligated to assume, continue or maintain any of Seller's employee benefit plans; (ii) no assets or liabilities of such employee benefit plans shall be transferred to, or assumed by, the Buyer or the Buyer's benefit plans; and (iii) Seller shall be responsible solely for funding and/or payment of any benefits under any such employee benefit plans, including any termination benefits and other employee entitlements accrued under such plans by or attributable to employees of Seller prior to the Closing Date.

          (d) INDEMNIFICATION OF BUYER. Seller agrees to pay and be liable to Buyer, its affiliates and their respective directors, officers and employees (herein individually a "Buyer Indemnified Party" and collectively, "Buyer Indemnified Parties") and shall assume, indemnify, defend and hold harmless the Buyer Indemnified Parties from and against and in respect of any and all losses, damages, liabilities, taxes, sanctions that arise (A) under
Section 4980B of the Code and Part 6 of Title I of ERISA, interest and penalties, costs and expenses (including, without limitation, disbursements and reasonable legal fees incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceedings, claim, appeal, demand, assessment or judgment) imposed upon, incurred by, or assessed against any Buyer Indemnified Party arising by reason of or relating to any failure to comply with the health care continuation coverage requirements of
Section 4980B of the Code and Part 6 of Title I or ERISA which failure occurred or occurs (i) on or prior to the Closing Date with respect to any current or former employee of Seller or any qualified beneficiary of such employee (as defined in Section 4980B(g)(1) of the Code), or (ii) after the Closing Date with respect to any current or former employee of Seller who does not at any time become entitled to coverage under any group health plan, within the meaning of Section 5000(b)(1) of the Code, of Buyer, or with respect to any dependent of such employee and for any failure to comply with the notice or other requirements of the Act, and/or (B) in connection with any employee complaints and/or matters pending before any applicable administrative agencies, including without limitation, the National Labor Relations Board, EEOC, Department of Labor, Department of Fair Employment Housing, and/or any applicable collective bargaining dispute resolution forums prior to the Closing Date or relating to incidents arising prior to the Closing Date.

          (e) INDEMNIFICATION OF SELLER. Buyer agrees to pay and be liable to Seller, its affiliates and their respective officers and employees (herein individually a "Seller Indemnified Party" and collectively, "Seller Indemnified Parties") and shall assume, indemnify, defend and hold harmless Seller Indemnified Parties from and against and in respect of any and all losses, damages, liabilities, taxes, sanctions that arise (A) under Section 4980B of the Code and Part 6 of Title I of ERISA, interest and penalties, costs and expenses (including, without limitation, disbursements and reasonable legal fees incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any actions, suit, proceedings, claim, appeal, demand, assessment or judgment) imposed upon, incurred by, or assessed against any Seller Indemnified Party arising by reason of or relating to any failure to comply with the health care continuation coverage requirements of Section 4980B of the Code and Part 6 of Title I of ERISA which failure occurs with respect to any current or former employee of Seller actually hired as an employee of Buyer or any qualified beneficiary of such employee, as defined in Section 4980B(g)(1) of the Code, who after the Closing Date becomes entitled to coverage under any group health plan, within the meaning of Section 5000(b)(1) of the Code, of Buyer, and/or (B) in connection with any employee complaints and/or matters before any applicable administrative agencies, including without limitation, the National Labor Relations Board, EEOC, Department of Labor, Department of Fair Employment Housing, and/or any applicable collective bargaining dispute resolution forums on and after the Closing Date or relating to incidents arising on and after the Closing Date.

          For purposes of this Agreement, references to the Code shall mean the Internal Revenue Code of 1986 and references to the Code and ERISA shall include references to any provision of such statutes as they may be amended from time to time.

          11.5 TRANSFER OF LIQUOR ASSETS.

          (a) APPLICATION FOR TRANSFER. Buyer shall file with the California Department of Alcoholic Beverage Control (the "Department") an application for the transfer of the Liquor Licenses to Buyer or Buyer's designee and shall prosecute such application with due diligence, including supplying to the Department promptly all information required or reasonably requested by the Department. Buyer shall pay all fees required by the Department in connection with such application for the transfer of the Liquor Licenses; provided, however, that Seller shall be liable for the payment of any and all amounts required to be paid to the California State Board of Equalization and/or the California Franchise Tax Board as a precondition to the transfer of such Liquor Licenses to Buyer.

          (b) APPLICATION FOR QUALIFICATION OF OPERATOR. Buyer shall file with the Department an application for Qualification of Buyer or the operator of the Hotel designated by Buyer authorizing Buyer or such operator to serve alcoholic beverages at the Hotel and shall prosecute such application with due diligence, including supplying to the Department promptly all information required or reasonably requested by the Department. Buyer shall pay all fees required by the Department in connection with such application for the qualification of Buyer or such operator.

          (c) LIQUOR ESCROW. Prior to applying to the Department pursuant to Section 11.5(a), above, Buyer and HIC shall open an escrow (the "Liquor Escrow") with the Bank of San Francisco, as escrow holder, in accordance with the provisions of the Alcoholic Beverage Control Act and Title 4, California Code of Regulations, to provide for the transfer of the Liquor Assets through the Liquor Escrow, following approval by the Department of Buyer's application for the transfer of the Liquor Licenses.

          (d) SELLER'S COOPERATION. HIC and Claremont agree, both in connection with the application for the transfer of the Liquor Licenses and in connection with any application for a temporary permit as described in
Section 11.5(e) below, to reasonably cooperate with Buyer in supplying information required or reasonably requested by the Department and executing any necessary documents for filing with the Department or as otherwise required to be executed or recorded by the Department.

          (e) ALLOCATION OF PURCHASE PRICE TO LIQUOR ASSETS; CLOSING; TEMPORARY PERMIT. Buyer and HIC currently agree to allocate One Hundred Fifty Thousand Dollars ($150,000) of the Purchase Price to the Liquor Assets, which amount shall be paid into the Liquor Escrow from the Purchase Price due Seller at Closing; provided, however, the foregoing allocation may be adjusted by Seller and Buyer during the Inspection Period in connection with the allocation of Purchase Price to be specified on SCHEDULE 1. On or prior to the Closing Date, HIC shall deposit into the Liquor Escrow a liquor escrow bill of sale conveying the Liquor Assets to Buyer, which bill of sale shall be delivered to Buyer upon close of the Liquor Escrow. Buyer shall act diligently to obtain, prior to the Closing Date, the Department's approval of the application for transfer of the Liquor Licenses and the application for qualification of Buyer or the Buyer's operator, or, if such approvals have not been obtained, a temporary liquor license permit from the Department; provided, however, that such approvals or temporary permit are not conditions precedent to the Closing and, if Buyer fails to obtain such approvals or such temporary permit, Buyer shall waive the transfer of Liquor Assets as a closing condition and shall proceed to Closing.

          In the event Buyer obtains the temporary liquor license permit on or before Closing, Buyer shall have the right, on and after the Closing Date, to use the Liquor Assets pending the closing of the Liquor Escrow, and at the Closing the portion of the Purchase Price allocated to the Liquor Assets shall be transferred by the Title Company to the Liquor Escrow. Buyer and HIC shall instruct the escrow holder under the Liquor Escrow to make payment to creditors for any outstanding amounts owed by HIC for the Liquor Assets and to invest all funds held in the Liquor Escrow as HIC shall direct and to pay all interest earned thereon, together with any portion thereof not required to satisfy the claims of creditors of the Hotel with respect to the Liquor Assets whose claims accrued prior to the Closing Date, to HIC upon close of the Liquor Escrow.

          11.6 ARTWORK SUBJECT TO SPECIAL CONDITIONS. Buyer and Seller acknowledge and agree that the Personal Property to be acquired by Buyer in connection herewith includes, without limitation, the artwork located or displayed on the Property, except as listed on EXHIBITS F-2 AND F-3 (the "Acquired Artwork"). Notwithstanding the foregoing, Buyer hereby agrees that in the event that any item of the Acquired Artwork listed on EXHIBIT F-1 attached hereto is to be sold by Buyer, HIC shall have a right of first refusal to acquire said Acquired Artwork at the then appraised market value or shall have the right to require Buyer to donate said Acquired Artwork to the Portland Art Museum.

          Buyer and Seller acknowledge and agree that the Personal Property to be acquired by Buyer in connection herewith shall not include the artwork listed on EXHIBITS F-2 AND F-3 ("Excluded Artwork"), which Excluded Artwork is owned by Harold J. Schnitzer and Arlene Schnitzer (the "Schnitzers"). Notwithstanding the foregoing, Seller on behalf of the Schnitzers hereby agrees that (A) the Excluded Artwork listed on EXHIBIT F-2 attached hereto ("Short Term Borrowed Artwork") may remain on display at the Hotel for a period of up to one hundred eighty (180) days after the Closing Date, subject to the following terms and conditions: (i) on or before the Closing Date, Buyer shall provide written notice to Seller of its election to retain the Short Term Borrowed Artwork pursuant to this Section 11.6; (ii) during the Loan Period (as defined below), Buyer shall keep the Short Term Borrowed Artwork secured and in good condition; (iii) during the Loan Period, Buyer shall maintain personal property insurance to insure the Short Term Borrowed Artwork in such amounts and in form and substance reasonably approved by Seller, and said insurance shall name Seller as an additional insured; (iv) Buyer shall provide Seller with evidence of such insurance on or before the Closing Date; and (v) Buyer at its sole cost and expense shall return the Short Term Borrowed Artwork to the Schnitzers upon the earlier of (a) one hundred eighty (180) days after the Closing Date, or (b) such time as Buyer elects not to display the Short Term Borrowed Artwork at the Hotel (the "Loan Period") and (B) the Excluded Artwork listed on EXHIBIT F-3 ("Long Term Borrowed Artwork") may remain at the Hotel indefinitely, subject to the following conditions: (i) on or before the Closing Date, Buyer shall provide written notice to Seller of its election to retain the Long Term Borrowed Artwork pursuant to this Section 11.6; (ii) Buyer shall keep the Long Term Borrowed Artwork secured and in good condition; (iii) Buyer shall maintain personal property insurance to insure the Long Term Borrowed Artwork in such amounts and in form and substance reasonably approved by Seller, and said insurance shall name Seller as an additional insured; (iv) Buyer shall provide Seller with evidence of such insurance on or before the Closing Date;
 and (v) Buyer at its sole cost and expense shall return the Long Term Borrowed Artwork to the Schnitzers at such time as Buyer elects not to display the Long Term Borrowed Artwork at the Hotel (other than for routine maintenance or construction purposes).

          11.7 INDEMNIFICATION. Each party (each, an "Indemnifying Party") hereby agrees to indemnify and defend the other party and its respective officers, partners, directors, shareholders, affiliates and agents (the "Indemnified Parties") and hold the Indemnified Parties harmless from and against any and all losses, damages, liabilities, claims, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) paid or incurred by the Indemnified Parties due to misrepresentations or breach of warranty or breach of covenant made by the Indemnifying Party in this Agreement or in any document, certificate, or exhibit given or delivered to the other party hereto pursuant to or in connection with this Agreement, and the indemnification provisions of this Section 11.7 shall survive the Closing.

                                ARTICLE XII

                               MISCELLANEOUS

          12.1 NOTICES. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by Facsimile, or (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be addressed as follows:

                    TO BUYER:           KSL RECREATION GROUP, INC.
                                        56-140 PGA Boulevard
                                        La Quinta, California 92253

                              ATTN: JOHN SAER, GARY BEASLEY
                              Facsimile No: (760) 564-4880

                              cc: LEGAL DEPARTMENT
                              Facsimile No: (760) 564-4880

          WITH A COPY TO:     ALLEN, MATKINS, LECK, GAMBLE
                              & MALLORY, LLP
                              515 South Figueroa Street, 8th Floor
                              Los Angeles, California 90071
                              ATTN: MICHAEL F. SFREGOLA
                              Facsimile No: (213) 620-8816

          TO CLAREMONT:       CLAREMONT HOTEL L.L.C.
                              c/o 1121 S.W. Salmon Street
                              Portland, OR  97205
                              ATTN:  HAROLD J. SCHNITZER
                              Facsimile No:  (503) 274-2093

          TO HIC:             HARSCH INVESTMENT CORP.
                              1121 S.W. Salmon Street
                              Portland, OR  97205
                              ATTN:  HAROLD J. SCHNITZER
                              Facsimile No:  (503) 274-2093

          WITH A COPY (IN THE CASE
          OF ANY NOTICE GIVEN TO
          BOTH CLAREMONT AND HIC
          OR TO EITHER OF THEM) TO:     Orrick, Herrington & Sutcliffe, LLP
                                        Old Federal Reserve Bank Building
                                        400 Sansome Street
                                        San Francisco, CA  94111-3143
                                        ATTN:  NOEL W. NELLIS
                                        Facsimile No:  (415) 773-5759

or to such other address as either of the parties may from time to time specify in writing to the other parties. Any notice shall be effective only upon delivery, which for any notice given by facsimile shall mean notice which has been received by the party to whom it is sent as evidenced by confirmed answerback. The inability to deliver because of a changed address of which no notice was given, or rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

          12.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

          12.3 INTERPRETATION OF AGREEMENT. The article, section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein. All Exhibits and Schedules described herein and attached hereto are fully incorporated into this Agreement for all purposes by this reference. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The parties acknowledge that, with respect to the transactions contemplated by this Agreement, (a) each party and its attorneys have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or Exhibits thereto and (b) each party has relied solely on the advice of its own accounting, tax, legal and other advisors. All dates and times referred to in this Agreement shall be on Pacific Standard Time or Pacific Daylight Savings Time (as applicable). In the event that the specified date by which any notice is to be delivered hereunder falls on a Saturday, Sunday or a legal holiday, then such date shall be deemed to be extended to the next following business day.

          12.4 ENTIRE AGREEMENT. This Agreement, together with the Exhibits and Schedules hereto, contains all representations, warranties and covenants made by Buyer and Seller and constitutes the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement together with the Exhibits and Schedules hereto.

          12.5 SEVERABILITY. If any provision of this Agreement, or the application thereof to any Person, place, or circumstance, except for any item which constitutes a material element of the consideration between the parties, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other Persons, places, and circumstances shall remain in full force and effect.

          12.6 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          12.7 SUCCESSORS AND ASSIGNS. Buyer shall not have the right to assign all or any part of its interest in this Agreement without obtaining the prior written consent of Seller, which consent may be withheld in Seller's sole and absolute discretion, except Buyer may assign this Agreement or any portion thereof to any of its subsidiaries and affiliates upon notice thereof to Seller (a "Permitted Assignment"). In no event shall Buyer be released from any of its obligations or liabilities hereunder whether or not Seller approves of any assignment of this Agreement or there is a Permitted Assignment. Buyer hereby agrees that any assignment by Buyer in contravention of this provision shall be void and shall not relieve Buyer of its obligations and liabilities hereunder. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns.

          12.8 FINDERS AND BROKERS. Except as expressly provided to the contrary in this Agreement, each party hereto shall pay its own expenses (including, without limitation, attorneys' fees) incurred in connection with this Agreement and the transactions contemplated hereby. The parties represent and warrant to each other that no broker or finder was involved in arranging or bringing about this transaction and there are no claims or rights for brokerage commissions or finders' fees in connection with the transactions contemplated by this Agreement, except for Eastdil Realty Company, Inc., whose commission shall be paid by Seller pursuant to a separate agreement between Seller and Eastdil Realty Company, Inc. In the event that any broker or finder brings a claim for a commission or finder's fee based upon any contact, dealings or communication with Buyer or Seller, the party through whom the broker or finder makes his claim shall defend the other party from such claim, and shall indemnify the other party and hold the other party harmless from any and all damages, liabilities, losses, costs and expenses (including reasonable attorneys' fees and disbursements) paid or incurred by the other party in defending against the claim. The provisions of this Section 12.8 shall survive the Closing or any termination of this Agreement and shall be in addition to any liability under Section 2.2(b)(ii).

          12.9 ATTORNEYS' FEES. In the event either party hereto fails to perform any of its obligations under this Agreement or in the event any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys' fees and disbursements.

          12.10 WAIVER OF COMPLIANCE. Any failure of Seller, on the one hand, or Buyer, on the other, to comply with any provision of this Agreement may be expressly waived in writing by Buyer or Seller, respectively, but such waiver or failure to insist upon strict compliance with such provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

          12.11 SURVIVAL OF REPRESENTATIONS.  The representations of
Seller and Buyer contained in Sections 6.1 and 7.1 shall survive for a period of twelve (12) months after the Closing. Any claim that either Buyer or Seller may have at any time against the other party for a breach of any such representation, whether known or unknown, which is not asserted by written notice to such other party within such twelve (12) month period shall not be valid or effective, and such other party shall have no liability with respect thereto.

          12.12 AMENDMENTS. This Agreement may not be amended or modified except by a written instrument signed by both Buyer and Seller.

          12.13 TIME OF THE ESSENCE. Time is of the essence in the performance of Buyer's obligations under this Agreement.

          12.14 SECTION 1031 EXCHANGE. It is presently contemplated that HIC may desire to effectuate a tax-deferred exchange (also known as a "1031" exchange) (an "Exchange") in connection with the sale of the portion of the Real Property that is presently owned by HIC. Buyer hereby agrees to cooperate with HIC in connection with such Exchange (including, without limitation, by executing documents consenting to the assignment of this Agreement to an exchange facilitator), provided that:

               (i) All documents executed by Buyer in connection with the Exchange shall be subject to the prior reasonable approval of Buyer and shall recognize that that Buyer is acting solely as an accommodating party to such Exchange, shall have no liability with respect thereto, and is making no representation or warranty that the transaction qualifies as a tax-free exchange under Section 1031 of the Internal Revenue Code or any applicable state or local laws, and Buyer shall have no liability whatsoever if any such transactions fails to so qualify.

               (ii) Such Exchange shall not result in Buyer incurring any additional costs, liabilities or delay.

               (iii) In no event shall Buyer be obligated to acquire any property or otherwise be obligated to take title, or appear in the records of title, to any property in connection with such Exchange.

               (iv) In no event shall HIC's consummation of such Exchange constitute a condition precedent to Seller's obligations under this Agreement, and HIC's failure or inability to consummate such Exchange for any reason or for no reason at all shall not be deemed to excuse or release that party from the Seller's obligations under this Agreement.

          12.15 SHADOW MANAGEMENT. Upon the expiration of the Inspection Period and provided that Buyer has not elected to terminate this Agreement, as provided herein, Seller shall permit Buyer to establish and maintain a shadow management operation with respect to the Hotel. Personnel from Buyer's shadow management operation shall have reasonable access during normal business hours to all books, records and other information in the possession or control of records and other information in the possession or control of Seller or its agents concerning the Hotel and shall have the right (at Buyer's expense) to establish duplicate books and records (whether in tangible or electronic form) in order to effect a smooth transition in the ownership and management of the Hotel; provided, however, that Buyer and its shadow management operation and employees shall not unreasonably interfere with the normal management and operation of the Hotel, shall hold all information acquired from such books and records confidential in accordance with the provisions of this Agreement, shall repair any damage to the physical condition of the Hotel caused by Buyer or its agents in any such shadow management operation, and shall not be deemed to have assumed management responsibilities prior to Closing by virtue of such shadow management.
                                       34

          12.16 BULK SALES COMPLIANCE. Seller shall and hereby agrees to indemnify, hold harmless and defend Buyer for any loss, damage, liability, claim or expense (including, without limitations, reasonable attorneys' fees and expenses) on account of claims of Seller's creditors arising from Seller's failure to comply with any applicable bulk sales laws, which indemnity shall survive the Closing Date.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

              SELLER:             CLAREMONT HOTEL L.L.C.,
                                  A DELAWARE LIMITED LIABILITY COMPANY


                                  By:            /s/
                                     --------------------------------------
                                       THOMAS E. EYER
                                       Its:  Senior Vice President



                                  HARSCH INVESTMENT CORP.,
                                  AN OREGON CORPORATION

                                  By:            /s/
                                     --------------------------------------
                                       GREGORY H. BAUM
                                       Its:  Vice President and
                                         General Counsel


              BUYER:              KSL RECREATION GROUP, INC.,
                                  A DELAWARE CORPORATION


                                  By:            /s/
                                     --------------------------------------
                                       JOHN K. SAER, JR.
                                       Its:  Vice President and
                                         Chief Financial Officer

                           LIST OF EXHIBITS AND SCHEDULES

          A    -    Description of Real Property

          A-1  -    Description of Claremont Property

          A-2  -    Description of HIC Property

          B    -    Equipment Leases

          C    -    FF&E

          C-1  -    Chinaware, Glassware, Silverware and Linens

          D    -    Intangibles

          E    -    Leases

          F    -    Operating Equipment

          F-1  -    Acquired Artwork Subject to Right of First Refusal

          F-2  -    Short Term Borrowed Artwork

          F-3  -    Long Term Borrowed Artwork

          F-4  -    Excluded Personal Property

          G    -    Service Contracts

          H    -    Deed

          I    -    Bill of Sale -- Personal Property

          J    -    Assignment of Service Contracts, Equipment Leases, Leases,
                    Intangibles and Warranties and Guaranties

          K    -    FIRPTA Affidavit

          L    -    Form of Estoppel Certificate




          Schedule 1  -  Allocation of Purchase Price

          Schedule 2  -  Environmental Reports

          Schedule 3  -  Pending Litigation

          Schedule 4  -  List of Purchased Gift Certificates and Complimentary
                         Gift Certificates

          Schedule 5  -  Capital Projects in Process

          Schedule 6  -  Trade Outs

          Schedule 7  -  List of Pool and Tennis Club Memberships